CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 25, 2012, accompanying the financial statements of Insured Municipals Income Trust, Series 463, California Insured Municipals Income Trust, Series 204 and Florida Insured Municipals Income Trust, Series 140 (included in Van Kampen Focus Portfolios, Municipal Series
426) as of February 29, 2012, and for each of the three years in the period ended February 29, 2012 and the financial highlights for each of the five years in the period ended February 29, 2012, contained in this Post-Effective Amendment No. 9 to Form S-6 (File No. 333-103398) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2012